Exhibit 99.1
Callon Petroleum Company Announces Expanded Credit Facilities

Amends Existing Credit Facility with New Administrative Agent

Enters Into New Second Lien Term Loan Facility

Announces Full Redemption of 13% Senior Notes due 2016

Natchez, MS (March 11, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced the closing of an amended $500 million revolving credit facility (the “Amended Credit Facility”) and a new $125 million senior secured second lien term loan facility (the “Second Lien Facility”). Each facility will have a maturity date in 2019. Callon intends to use a portion of the net proceeds from an initial draw of the Second Lien Facility to redeem the remaining $48.5 million principal amount of its outstanding 13% Senior Notes due 2016 (the “Senior Notes”).

“We are pleased to have secured these facilities which will reduce our cost of capital and significantly enhance our financial flexibility, supporting our long term capital program and allowing us to take advantage of other future growth opportunities,” said Fred Callon, Chairman and CEO. “These facilities represent a strong show of support from our new and existing lenders, and we appreciate their continued confidence in Callon.”

On March 11, 2014, the Company entered into an Amended Credit Facility with JPMorgan Chase Bank, N.A. (“J.P. Morgan”) as Administrative Agent. The Amended Credit Facility has commitments from ten lending institutions, including five new participants in the Company’s bank group, and contains the following key provisions:

•	$500 million facility, with an initial borrowing base of $95 million based on the Company’s December 31, 2013 reserve report

•	First scheduled borrowing base redetermination to be based on a reserve report as of May 30, 2014, with subsequent redeterminations occurring every six months beginning on September 1, 2014

•	Interest expense calculated based on a pricing grid providing for Eurodollar advances ranging from LIBOR plus 1.75% to 2.75%, depending on utilization

•	Maturity date of March 11, 2019

In conjunction with the Amended Credit Facility, the Company entered into the Second Lien Facility with J.P. Morgan as Administrative Agent. The Second Lien Facility is structured as a multiple-advance, term loan facility with commitments from five institutions. The initial draw of the Second Lien Facility will be used in part to redeem the outstanding principal amount of the Senior Notes. Key provisions of the Second Lien Facility include:

•	$125 million facility, with initial commitments of $100 million

•	Flexibility to make periodic draws for one year in addition to the initial draw of $62.5 million

•	Prepayable at any time, with a premium of 102% in the first year, 101% in the second year and no premium thereafter

•	Interest expense on Eurodollar advances calculated at a rate of LIBOR plus 7.75% per annum

•	Maturity date of September 11, 2019

Additional information regarding the new facilities will be filed on a Form 8-K with the Securities and Exchange Commission.

Callon also today announced it has given Notice of Full Redemption for all of its outstanding Senior Notes. The current aggregate principal amount of the Senior Notes outstanding is $48,480,500. The redemption will be made in accordance with the terms of the indenture governing the Senior Notes.

Callon expects to redeem the Senior Notes on April 11, 2014 (the “Redemption Date”) at a redemption price of 103.250% of their principal amount, plus accrued and unpaid interest to the Redemption Date. On or after the Redemption Date, the Senior Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the Senior Notes shall cease to exist, except for the right to receive the redemption price.

Cede & Co., the record holder for each of the Senior Notes, as nominee of The Depositary Trust Company (“DTC”), has been notified of the full redemption.

This redemption announcement is for informational purposes only and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding financial flexibility, cost of capital and the implementation of the Company’s business plans and growth strategy, and the redemption of the Senior Notes and the methodology for and timing of such redemption , as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include conditions in the credit markets, the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

For further information contact

Joe Gatto
Callon Petroleum
800-451-1294